HSBC USA INC. Worst of Reverse Convertible Notes
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-133007
April 16, 2008

PRICING SUPPLEMENT
(To the Prospectus dated April 5, 2006,
the Prospectus Supplement dated October 12, 2007,
the Prospectus Addendum dated December 12, 2007, and
the Product Supplement dated October 23, 2007)

Terms used in this pricing supplement are described or defined in the product supplement, prospectus supplement and prospectus. The notes offered will have the terms described in the product supplement, prospectus supplement and the prospectus. The notes are not principal protected, and you may lose some or all of your principal.

The purchaser of a note will acquire a security linked to the performance of three reference assets as further described herein. Although the offering relates to the performance of three reference assets, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any of the reference assets or as to the suitability of an investment in the related notes. The following key terms relate to this notes offering:

•  Aggregate Principal Amount: $1,286,000.00
•  Offering Period End Date: April 14, 2008 at 4:00 pm, New York City time
•  Initial Public Offering Price: $1,000 per note (100 percent)
•  Initial Valuation Date: April 14, 2008
•  Issue Date: April 17, 2008
•  Final Valuation Date: July 14, 2008, subject to adjustment as described herein.
•  Maturity Date: 3 business days after the final valuation date and is expected to be July 17, 2008.
•  Interest Payment Dates: The 17th calendar day of each month following the issue date (or, if that day is not a business day, the following business day), commencing on May 17, 2008 and ending on, and including, the maturity date.
•  Interest Rate (Per Annum): 10.60%

•  Agent’s Discount or Commission / Total(1): 1.60% / $20,576.00
•  Proceeds To Us / Total: 98.40% / $1,265,424.00
•  Initial Price: With respect to each reference asset, the applicable market price (as described herein) on the initial valuation date.
•  Barrier Price: With respect to each reference asset, the product of the applicable barrier level for that reference asset multiplied by the initial price of that reference asset.
•  Final Price: With respect to each reference asset, the applicable market price on the final valuation date for that reference asset, subject to adjustments described herein.
•  Term of Notes: 3 months
•  Cusip: 4042K0NA9
•  ISIN: US4042K0NA96
•  Listing: The notes will not be listed on any U.S. securities exchange or quotation system.

REFERENCE ASSET/ REFERENCE ISSUER (TICKER)	PAGE NUMBER	INITIAL PRICE	BARRIER LEVEL	BARRIER PRICE	PHYSICAL DELIVERY AMOUNT(2)
STANDARD & POOR’S DEPOSITARY RECEIPTS® (SPY)	PR-8	$132.93	75.00%	$99.6975	7.5228
iShares® S&P Latin America 40 Index Fund (ILF)	PR-9	$266.37	75.00%	$199.7775	3.7542
iShares® MSCI Emerging Markets Index Fund (EEM)	PR-10	$139.09	75.00%	$104.3175	7.1896
(1)	Agent's discount may vary but will be no more than the amount listed in “Agent's Discount or Commission / Total,” above.
(2)	Any fractional shares included in the physical delivery amount will be paid in cash.

See “Risk Factors” in this pricing supplement beginning on page PR-3, in the product supplement beginning on page PS-3 and in the prospectus supplement beginning on page S-3 for a description of risks relating to an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

CALCULATION OF REGISTRATION FEE

TITLE OF CLASS OF SECURITIES OFFERED	MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE (1)
Worst of Reverse Convertible Notes linked to SPY, ILF, EEM due July 17, 2008	$1,286,000.00	$50.54
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended

HSBC SECURITIES (USA) INC. April 16, 2008

GENERAL TERMS

This pricing supplement relates to one note offering linked to the performance of three reference assets identified on the cover page. The purchaser of a note will acquire a security linked to the performance of three reference assets as further described herein. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to the reference assets identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference assets or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007, the prospectus addendum dated December 12, 2007 and the product supplement dated October 23, 2007. You should carefully consider, among other things, the matters set forth in ”Risk Factors” beginning on page PR-3 of this document, PS-3 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

RISK FACTORS

The following highlights some, but not all, of the risk considerations relevant to investing in a note. Investing in the notes is not equivalent to investing directly in the reference assets. We urge you to read the section “Risk Factors” beginning on page PS-3 of the product supplement and page S-3 of the prospectus supplement. As you review “Risk Factors” in the prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances;”

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset”; and

•	“— Additional Risks Relating to Certain Notes With More Than One Instrument Comprising the Reference Asset.”

1.	The notes are not principal protected and you may lose some or all of your principal.

The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest. You will lose some or all of your principal if both of the following are true: (a) between the initial valuation date and the final valuation date, inclusive, the market price (as defined below) of any reference asset (which may or may not be the worst performing reference asset) on any day is below its respective barrier price and (b) the final price of the worst performing reference asset (as defined below) is lower than the initial price of such worst performing reference asset. A USD 1,000 investment in the notes will pay USD 1,000 at maturity if, and only if, either of the following is true: (a) the final price of the worst performing reference asset is equal to or greater than the initial price of such worst performing reference asset or (b) between the initial valuation date and the final valuation date, inclusive, the market price of each reference asset never falls below its respective barrier price on any day. If you receive the physical delivery amount (as defined below) at maturity, the market value of the shares of the worst performing reference asset you receive will be less than the principal amount of your notes and may be zero. Accordingly, you may lose up to the entire principal amount of your notes.

We cannot predict the final price of any reference asset on the final valuation date.

You may lose some or all of your principal if you invest in the notes.

2.	You are exposed to the risks of each reference asset.

Your payment at maturity depends on the performance of each of the three reference assets. You should, therefore, be prepared to be equally exposed to the risks related to each of the reference assets. Poor performance by any one of the reference assets over the term of the notes may negatively affect the amount and form of your payment at maturity and will not be offset or mitigated by positive performance by any of the other reference assets.

3.	You will not participate in any appreciation in the value of any reference asset.

You will not participate in any appreciation in the value of any reference asset. If the final price of the worst performing reference asset is greater than the initial price of such worst performing reference asset, the sum of any interest payments you receive during the term of the notes and the principal payment you receive at maturity will not reflect the performance of such worst performing reference asset or any appreciation in the values of the other reference assets. Under no circumstances, regardless of the extent to which the value of the worst performing reference asset appreciates, will your return exceed the interest rate specified on the cover page. Therefore, you may earn significantly less by investing in the notes than you would have earned by investing directly in one or more of the reference assets.

4.	Because the tax treatment of the notes is uncertain, the material U.S. federal income tax consequences of an investment in the notes are uncertain.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of your note. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” beginning on page PR-7 of this pricing supplement and “Certain U.S. Federal Income Tax Considerations - Certain Equity-Linked Notes - Certain Notes Treated as a Put Option and a Deposit” in the prospectus supplement.

Please note that the prospectus, prospectus supplement, product supplement, prospectus addendum and this pricing supplement do not describe all the risks of an investment in the notes. We urge you to consult your own financial and legal advisors as to the risks entailed by an investment in the notes.

5.	An investment in the notes is subject to events involving the companies comprising each index that underlies a reference asset (each such index an “underlying index”)

General economic conditions and earnings results of the companies comprising an underlying index and real or anticipated changes in those conditions or results, may affect the value of the shares of a reference asset and the market value of the notes. In addition, if the dividend yield on shares of a reference asset increases, the value of the notes may decrease because the payment at maturity you will receive may not reflect the value of such dividend payments. Therefore, the yield you will receive by holding the notes to maturity may not be the same as if you had purchased shares of a reference asset and held them for a similar period.

6.	The value of shares of a reference asset may not completely track the value of the applicable underlying index.

Although the trading characteristics and valuations of shares of a reference asset will usually mirror the characteristics and valuations of its underlying index, the value of the shares of such reference asset may not completely track the value of its underlying index. A reference asset may reflect transaction costs and fees that are not included in the calculation of its underlying index. Additionally, because a reference asset may not actually hold all of the stocks that comprise its underlying index but invests in a representative sample of securities which have a similar investment profile as the stocks that comprise its underlying index, the reference asset may not fully replicate the performance of its underlying index.

7.	An investment in the notes is subject to risks associated with foreign securities markets.

The stocks included in the iShares® S&P Latin America 40 Index and the iShares® MSCI Emerging Markets Index, which are the underlying indices for the iShares® S&P Latin America 40 Index Fund (“ILF”) and the iShares® MSCI Emerging Markets Index Fund (“EEM”), respectively, and that are generally tracked by the ILF and EEM have been issued by the companies in the applicable foreign country or countries. Although the trading prices of shares of the ILF and EEM are not directly tied to the value of their respective underlying index or the trading prices of the stocks that comprise their respective underlying index, the trading prices of shares of the ILF and EEM are expected to correspond generally to the value of publicly traded equity securities in the aggregate in the applicable foreign country or countries, as measured by the applicable underlying index. This means that the trading prices of shares of the ILF and EEM are expected to be affected by factors affecting securities markets in the applicable foreign country or countries.

Investments in securities linked to the value of foreign securities markets involve certain risk. Foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Also, there generally may be less publicly available information about companies in foreign securities markets than about U.S. companies, and companies in foreign securities markets are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies. Although many of the component stocks in the applicable underlying indices are listed or traded on foreign securities markets which constitute “designated offshore securities markets” under Regulation S, certain of the component stocks in the applicable underlying indices are primarily traded on foreign securities markets which have not been approved by U.S. securities regulatory agencies or U.S. exchanges. In addition, regardless of their status as designated offshore securities markets, certain component stocks in the applicable underlying indices may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

8.	An investment in the notes linked is subject to currency exchange risk.

Because the iShares® S&P Latin America 40 Index and the iShares® MSCI Emerging Markets Index are denominated in U.S. dollars, the prices of the component stocks included in the such indices will be converted into U.S. dollars for the purposes of calculating the value of the such indices and, thus, noteholders will be exposed to currency exchange rate risk with respect to the currency or currencies represented in such indices. A noteholder’s net exposure will depend on the extent to which the currency or currencies of the component stocks included in the iShares® S&P Latin America 40 Index and the iShares® MSCI Emerging Markets Index strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against the respective currency or currencies, the value of the ILF and the EEM may be adversely affected, and the principal payment at maturity of the notes may be reduced.

SUMMARY

Principal Payment at Maturity

Your payment at maturity for each note you hold will depend on the performance of each of the reference assets between the initial valuation date and the final valuation date, inclusive. You will receive the physical delivery amount (with any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price of the worst performing reference asset) if both of the following are true: (a) between the initial valuation date and the final valuation date, inclusive, the market price (as defined below) of any reference asset (which may or may not be the worst performing reference asset) on any day is below its respective barrier price and (b) the final price of the worst performing reference asset (as defined below) is lower than the initial price of such worst performing reference asset. A USD 1,000 investment in the notes will pay USD 1,000 at maturity if, and only if, either of the following is true: (a) the final price of the worst performing reference asset is equal to or greater than the initial price of such worst performing reference asset or (b) between the initial valuation date and the final valuation date, inclusive, the market price of each reference asset never falls below its respective barrier price on any day. Under some circumstances to be determined by and at the sole option of HSBC USA Inc., we may pay investors, in lieu of the physical delivery amount, the cash equivalent of such shares with a per share price equal to the final price of the worst performing reference asset. However, we currently expect to deliver the physical delivery amount and not cash in lieu of the physical delivery amount in the event the conditions described above occur.

On the final valuation date, subject to adjustment as described herein, the “worst performing reference asset” will be the reference asset with the lowest performance of the three reference assets as determined by the calculation agent by dividing the final price of each reference asset by its respective initial price, expressed as a percentage.

For any reference asset, if the final valuation date is not a scheduled trading day the final price of such reference asset will be determined on the following day that is a scheduled trading day.

As described in the product supplement, on any scheduled trading day on which the value of a reference asset must be calculated by the calculation agent, (i) if the relevant exchange is the NASDAQ Stock Market (“NASDAQ”), the market price of such reference asset will be the NASDAQ official closing price (NOCP) or (ii) if the NASDAQ is not the relevant exchange, the market price of such reference asset will be the official closing price of the relevant exchange, in each case as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange. If a reference asset is not listed or traded as described above for any reason other than a market disruption event, then the market price for such reference asset on any scheduled trading day will be the average, as determined by the calculation agent, of the bid prices for such reference asset obtained from as many dealers in such reference asset selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

In the event that the maturity date is postponed or extended as described under “Specific Terms of the Notes - Maturity Date” in the product supplement, the related payment of principal will be made on the postponed or extended maturity date.

Physical Delivery Amount

If the payment at maturity is in physical shares of the worst performing reference asset, you will receive a number of shares of the worst performing reference asset referred to as the “physical delivery amount” (with any fractional shares to be paid in cash in an amount equal to the number fractional shares multiplied by the final price of the worst performing reference asset). The physical delivery amount will be calculated by the calculation agent by dividing the principal amount of your notes by the initial price of the worst performing reference asset. The physical delivery amount, the initial price of any reference asset and other amounts may change due to corporate actions.

Interest

The notes will pay interest at the interest rate specified on the front cover of this pricing supplement, and interest payments will be made on the interest payment dates specified on the front cover of this pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. For more information, see “Description of the Notes - Fixed Rate Notes” in the prospectus supplement.

Market Disruption Event

To the extent a market disruption event exists on a day on which the final price of a reference asset is to be determined, the market price of such reference asset will be determined on the first following scheduled trading day on which a market disruption event does not exist with respect to such reference asset; provided that if a market disruption event exists with respect to such reference asset on five consecutive scheduled trading days, that fifth scheduled trading day shall be the final valuation date, and the calculation agent shall determine the final price of such reference asset on such date in accordance with the general procedures last used to calculate the reference asset prior to any such market disruption event. For the avoidance of doubt, if no market disruption event exists with respect to a reference asset on the final valuation date, the determination of the final price of such reference asset will be made on the final valuation date, irrespective of the existence of a market disruption event with respect to one or more of the other reference assets. The calculation agent will notify the noteholders of the existence of a market disruption event with respect to a reference asset on any day that but for the occurrence or existence of a market disruption event would have been the final valuation date.

“Market disruption event” means, with respect to a reference asset, any scheduled trading day on which any relevant exchange or related exchange (as defined below) fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(i) any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, whether by reason of movements in price exceeding limits permitted by the relevant exchanges or related exchanges or otherwise, (A) relating to shares of the reference asset, (B) relating to any security included in the underlying index of the reference asset or (C) in futures or options contracts relating to the reference asset or the underlying index of the reference asset, on any related exchange; or

(ii) any event (other than any event described in (b) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (A), if applicable, to effect transactions in, or obtain market values for shares of the reference asset, (B) to effect transactions in, or obtain market values for any security included in the underlying index of the reference asset, or (C) to effect transactions in, or obtain market values for, futures or options contracts relating to the reference asset or the underlying index of the reference asset on any relevant related exchange; or

(iii) the closure on any scheduled trading day of any relevant exchange relating to shares of the reference asset or relating to any security included in the underlying index of the reference asset or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day.

“Related exchange” means, with respect to a reference asset, each exchange or quotation system on which futures or options contracts relating to such reference asset or its underlying index are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to such reference asset or its underlying index has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such reference asset or its underlying index on such temporary substitute exchange or quotation system as on the original related exchange) where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options related to shares of the reference asset or its underlying index.

“Relevant exchange” means, with respect to a reference asset, the primary exchange or quotation system on which shares of the reference asset or securities then included in the underlying index of the reference asset trade.

“Scheduled closing time” means, with respect to a relevant exchange or a related exchange, the scheduled weekday closing time on any scheduled trading day of the relevant exchange or related exchange on that scheduled trading day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means, with respect to a reference asset, any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for shares of the reference asset or each security then included in the underlying index of the reference asset.

Delisting or Suspension of Trading in the Shares of a Reference Asset; Termination of a Reference Asset; and Discontinuance of the Underlying Index of a Reference Asset

If the shares of a reference asset are delisted from, or trading of shares of such reference asset is suspended on, the relevant exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the calculation agent determines, in its sole discretion, to be comparable to the shares of such reference asset (any such trading successor or substitute securities, the “successor shares”), such successor shares will be deemed to be such reference asset for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of successor shares, the calculation agent will cause notice thereof to be furnished to us and the trustee and we will provide notice thereof to the registered holders of the notes.

If the shares of a reference asset are delisted from, or trading of the shares of such reference asset is suspended on, the relevant exchange and successor shares that the calculation agent determines to be comparable to the shares of such reference asset are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the calculation agent, in it sole discretion, and such successor or substitute security will be deemed to be such reference asset for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of successor or substitute securities, the calculation agent will cause notice thereof to be furnished to us and the trustee and we will provide notice thereof to the registered holders of the notes.

If a reference asset is liquidated or otherwise terminated (a “termination event”), the final price of the shares of such reference asset on the final valuation date will be determined by the calculation agent in accordance with the general procedures last used to calculate such reference asset prior to any such termination event. The calculation agent will cause notice of the termination event and calculation of the final price as described above to be furnished to us and the trustee and we will provide notice thereof to registered holders of the notes.

If a termination event has occurred with respect to a reference asset and the applicable underlying index sponsor discontinues publication of the applicable underlying index and if such underlying index sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to such underlying index, then the value of such underlying index will be determined by reference to the value of that comparable index, which we refer to as a “successor underlying index.” Upon any selection by the calculation agent of a successor underlying index, the calculation agent will cause notice to be furnished to us and the trustee and we will provide notice thereof of the selection of the successor underlying index to the registered holders of the notes.

If a termination event has occurred with respect to a reference asset and the applicable underlying index sponsor discontinues publication of the applicable underlying index and a successor underlying index is not selected by the calculation agent or is no longer published from the date of the termination event up to and including the final valuation date, the value to be substituted for such underlying index on the final valuation date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate such underlying index prior to any such discontinuance.

If a successor underlying index is selected or the calculation agent calculates a value as a substitute for the underlying index as described above, the successor underlying index or value, as the case may be, will be substituted for the underlying index for all purposes, including for purposes of determining whether a market disruption event occurs.

Notwithstanding the above alternative arrangements, discontinuance of the publication of an underlying index may adversely affect trading in the notes.

“Underlying index sponsor” means:

●	with respect to the S&P 500 Index®, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.;

●	with respect to the S&P Latin America 40 Index, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. ; and

●	with respect to the MSCI Emerging Markets Index, Morgan Stanley Capital International Inc.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth under the heading “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes.

There are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one reasonable approach, each note should be treated for federal income tax purposes as a put option written by you (the “Put Option”) that permits us to (1) sell the applicable reference asset to you at the maturity date for an amount equal to the Deposit (as defined below), or (2) “cash settle” the Put Option (i.e., require you to pay us at the maturity date the difference between the Deposit and the value of the applicable reference asset at such time), and a deposit with us of cash in an amount equal to the principal amount you invested (the “Deposit”) to secure your potential obligation under the Put Option. We intend to treat the notes consistent with this approach. However, other reasonable approaches are possible. Pursuant to the terms of the notes, you agree to treat the notes as cash deposits and put options with respect to the applicable reference asset for all U.S. federal income tax purposes. We also intend to treat the Deposits as “short-term obligations” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes-Short-Term Debt Instruments in the prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations.

As described in the prospectus supplement under “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,” for purposes of dividing the 10.60 per cent interest rate on the notes among interest on the Deposit and Put Premium, 2.46 percent constitutes interest on the Deposit and 8.14 percent constitutes Put Premium.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

INFORMATION REGARDING REFERENCE ISSUERS AND REFERENCE ASSETS

All information on the reference assets and the reference issuers is derived from publicly available information. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a reference asset can be located by reference to the SEC file number specified in the description of each reference asset below. We make no representation that these publicly available documents are accurate or complete. For more information, we urge you to read the section “Information Regarding the Reference Asset and the Reference Asset Issuer” in the product supplement.

Historical Performance of the Reference Assets

The description below of each reference asset includes a table that sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices, of the respective reference asset for each quarter in the period from January 1, 2005 through March 31, 2008 and for the period from April 1, 2008 through April 14, 2008. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in USD and rounded to the nearest penny. Historical prices of each reference asset should not be taken as an indication of future performance of such reference asset.

HYPOTHETICAL EXAMPLES
The description below of each reference asset includes a table of hypothetical returns that is based on the assumptions outlined for such reference asset.  Each table of hypothetical returns for each reference asset assumes such reference asset would be the worst performing reference asset on the final valuation date. Each table illustrates the hypothetical returns you would have earned from (i) a USD 1,000 investment in the notes compared to (ii) a direct investment in such reference asset (prior to the deduction of any applicable brokerage fees or charges). The following is a general description of how the hypothetical returns in the table were determined:

•  If the final price of the worst performing reference asset is lower than the initial price of such worst performing reference asset and the market price of any reference asset (which may or may not be the worst performing reference asset) was below its respective barrier price on any day between the initial valuation date and the final valuation date, inclusive, you would receive the physical delivery amount (with any fractional shares to be paid in cash).

•  If the final price of the worst performing reference asset is greater than or equal to the initial price of such worst performing reference asset, you would receive USD 1,000 at maturity, regardless of whether the market price of any reference asset on any day was below the barrier price of such reference asset; or

•  If the final price of the worst performing reference asset is lower than the initial price of such worst performing reference asset but the market price of each reference asset was never below its respective barrier price on any day between the initial valuation date and the final valuation date, inclusive, you would receive USD 1,000 at maturity.

Each table of hypothetical returns is provided for illustrative purposes only and is hypothetical. The tables do not purport to be representative of every possible scenario concerning increases or decreases in the price of a reference asset and the payment at maturity of the notes. We cannot predict the final price of any reference asset on the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. In addition, the examples assume that the reference assets have no dividend yield. You should not take these examples as an indication or assurance of the expected performance of the reference assets.

STANDARD & POOR’S DEPOSITARY RECEIPTS® (SPY)

Description of STANDARD & POOR’S DEPOSITARY RECEIPTS®

According to publicly available information, STANDARD & POOR’S DEPOSITARY RECEIPTS® (“SPDRs”), are depositary receipts for an investment that seeks to correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index. Each one of the SPDRs represents a fractional undivided ownership interest in the SPDR Trust, Series I. The SPDR Trust, Series I, is an exchange traded fund designed to generally correspond to the price and yield performance of the S&P 500® Index.

Information provided to or filed with the SEC by the SPDRs can be located by reference to Commission file numbers 333-46080 and 811-0615.

Historical Performance of SPDRs

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2005	123.25	116.25	117.96
June 30, 2005	121.94	113.55	119.18
September 30, 2005	124.74	118.26	123.04
December 30, 2005	128.09	116.91	124.51
March 31, 2006	131.47	124.40	129.83
June 30, 2006	132.80	122.36	127.28
September 29, 2006	133.97	122.39	133.58
December 29, 2006	143.24	132.66	141.69
March 30, 2007	146.38	136.75	142.00
June 29, 2007	154.40	141.48	150.43
September 28, 2007	155.52	137.28	152.58
December 31, 2007	157.51	140.67	146.21
March 31, 2008	146.96	126.10	131.97
April 1, 2008 through April 14, 2008	138.55	132.55	132.93

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. The hypothetical returns are rounded to the hundredth decimal place. See “- Hypothetical Examples” above for more information.

Reference Asset:	SPDRs

Initial Price:	USD 132.93

Barrier Price:	USD 99.6975

Physical Delivery Amount:	7.5228 shares (fractional shares paid in cash)

Term of Notes:	3 months

Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	2.65%		100.00%
+	90%	2.65%		90.00%
+	80%	2.65%		80.00%
+	70%	2.65%		70.00%
+	60%	2.65%		60.00%
+	50%	2.65%		50.00%
+	40%	2.65%		40.00%
+	30%	2.65%		30.00%
+	20%	2.65%		20.00%
+	10%	2.65%		10.00%
	0%	2.65%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	-7.35%	2.65%	-10.00%
-	20%	-17.35%	2.65%	-20.00%
-	30%	-27.35%	N/A	-30.00%
-	40%	-37.35%	N/A	-40.00%
-	50%	-47.35%	N/A	-50.00%
-	60%	-57.35%	N/A	-60.00%
-	70%	-67.35%	N/A	-70.00%
-	80%	-77.35%	N/A	-80.00%
-	90%	-87.35%	N/A	-90.00%
-	100%	-97.35%	N/A	-100.00%

ISHARES® S&P LATIN AMERICA 40 INDEX FUND (ILF)

Description of iShares® S&P Latin America 40 Index Fund

According to publicly available information, iShares® S&P Latin America 40 Index Fund (the “ILF”) is an exchange-traded fund. The ILF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Latin America 40 Index. The S&P Latin America 40 Index is comprised of selected equities trading on the exchanges of four Latin American countries. The S&P Latin America 40 Index includes highly liquid securities from major economic sectors of the Mexican and South American equity markets. Companies from Mexico, Brazil, Argentina and Chile are represented in the S&P Latin America 40 Index. ILF uses a representative sampling strategy in seeking to track the S&P Latin America 40 Index. ILF expects to invest in ADRs instead of directly holding stocks of companies from Argentina, Brazil and Chile.

Information provided to or filed with the SEC by ILF pursuant to the can be located by reference to Commission file number 333-92935 and 811-09729.

Historical Performance of ILF

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2005	91.03	74.61	81.74
June 30, 2005	93.75	77.53	93.23
September 30, 2005	120.42	92.00	120.42
December 30, 2005	130.72	106.10	122.83
March 31, 2006	147.41	124.73	139.78
June 30, 2006	161.95	112.32	136.64
September 29, 2006	145.10	127.74	142.19
December 31, 2006	171.71	140.01	169.93
March 30, 2007	182.09	155.51	178.35
June 29, 2007	221.61	178.31	212.83
September 28, 2007	241.98	167.03	240.36
December 31, 2007	270.19	223.82	248.91
March 31, 2008	274.5	202.00	252.50
April 1, 2008 through April 14, 2008	274.49	254.72	266.37

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. The hypothetical returns are rounded to the hundredth decimal place See “- Hypothetical Examples” above for more information.

Reference Asset:	ILF

Initial Price:	USD 266.37

Barrier Price:	USD 199.7775

Physical Delivery Amount:	3.7542 shares (fractional shares paid in cash)

Term of Notes:	3 months

Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	2.65%		100.00%
+	90%	2.65%		90.00%
+	80%	2.65%		80.00%
+	70%	2.65%		70.00%
+	60%	2.65%		60.00%
+	50%	2.65%		50.00%
+	40%	2.65%		40.00%
+	30%	2.65%		30.00%
+	20%	2.65%		20.00%
+	10%	2.65%		10.00%
	0%	2.65%		0.00%
		Barrier Price of Any Reference Asset Ever Breached?
		YES	NO
-	10%	-7.35%	2.65%	-10.00%
-	20%	-17.35%	2.65%	-20.00%
-	30%	-27.35%	N/A	-30.00%
-	40%	-37.35%	N/A	-40.00%
-	50%	-47.35%	N/A	-50.00%
-	60%	-57.35%	N/A	-60.00%
-	70%	-67.35%	N/A	-70.00%
-	80%	-77.35%	N/A	-80.00%
-	90%	-87.35%	N/A	-90.00%
-	100%	-97.35%	N/A	-100.00%

ISHARES® MSCI EMERGING MARKETS INDEX FUND (EEM)

Description of the iShares® MSCI Emerging Markets Index Fund

According to publicly available information, the iShares® MSCI Emerging Markets Index Fund (“EEM”) seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index. EEM holds equity securities traded primarily in the global emerging markets. iShares® is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.

Information provided to or filed with the SEC by iShares® can be located by reference to SEC file numbers 033-97598 and 811-09102.

Historical Performance of EEM

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2005	74.17	63.54	67.62
June 30, 2005	73.18	64.59	71.50
September 30, 2005	85.14	71.00	84.96
December 30, 2005	90.00	74.85	88.21
March 31, 2006	101.38	90.00	99.05
June 30, 2006	111.24	81.35	93.69
September 29, 2006	100.00	87.08	96.86
December 29, 2006	114.78	94.90	114.31
March 30, 2007	119.55	103.56	116.25
June 29, 2007	133.85	116.22	131.46
September 28, 2007	151.48	111.44	149.34
December 31, 2007	167.48	141.66	150.30
March 31, 2008	152.25	122.04	134.38
April 1, 2008 through April 14, 2008	144.54	135.59	139.09

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. The hypothetical returns are rounded to the hundredth decimal place. See “- Hypothetical Examples” above for more information.

Reference Asset:	EEM

Initial Price:	USD 139.09

Barrier Price:	USD 104.3175

Physical Delivery Amount:	7.1896 shares (fractional shares paid in cash)

Term of Notes:	3 months

Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	2.65%		100.00%
+	90%	2.65%		90.00%
+	80%	2.65%		80.00%
+	70%	2.65%		70.00%
+	60%	2.65%		60.00%
+	50%	2.65%		50.00%
+	40%	2.65%		40.00%
+	30%	2.65%		30.00%
+	20%	2.65%		20.00%
+	10%	2.65%		10.00%
	0%	2.65%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	-7.35%	2.65%	-10.00%
-	20%	-17.35%	2.65%	-20.00%
-	30%	-27.35%	N/A	-30.00%
-	40%	-37.35%	N/A	-40.00%
-	50%	-47.35%	N/A	-50.00%
-	60%	-57.35%	N/A	-60.00%
-	70%	-67.35%	N/A	-70.00%
-	80%	-77.35%	N/A	-80.00%
-	90%	-87.35%	N/A	-90.00%
-	100%	-97.35%	N/A	-100.00%